Exhibit 10.2

March 5, 2008

Mr. Andrew Bonfield

c/o Bristol Myers Squibb Co.

345 Park Avenue

New York, NY 10154

Dear Andrew:

This Letter Agreement will confirm the terms and conditions of your employment and separation from Bristol-Myers Squibb Company. If you agree to enter into this Letter Agreement, subject to all of the following terms and conditions, you will be provided with the following compensation and benefits:

1.	Term of Employment. Subject to: (i) your signing this Letter Agreement and it becoming Effective as set forth in paragraph 25 (the “Effective Date”); (ii) not being terminated for “Cause” as set forth in paragraph 17; and (iii) paragraphs 16 & 18 below, you will cease to serve as Executive Vice President & Chief Financial Officer and as an officer or director of the Bristol-Myers Squibb Company and/or any of its subsidiaries (collectively, the “Company”) as well as a fiduciary of any of its benefit plans on the date your successor officially begins employment with the Company. You will serve as an advisor to your successor thereafter primarily focusing on transition issues and your separation of employment will occur at the close of business on the later of : (i) the date that is thirty (30) calendar days following the date your successor officially begins employment with the Company; or (ii) May 2, 2008 (“Separation Date”). Your current base salary of $961,666.00 per year will continue to be paid in normal biweekly pay intervals (less applicable withholdings and deductions) until your Separation Date. You will not receive a merit increase for 2008. During the term of your employment under this Letter Agreement, you will remain an active at will full-time employee of the Company and will continue to receive the benefits for which you are eligible and enrolled on that basis up to your Separation Date. As of the date you no longer serve as Executive Vice President & Chief Financial Officer, to the extent you have not previously ceased to do so, you will cease to be the Company’s representative to any industry or external financial organization. You shall provide the Company or any such organization with such resignation with regard thereto as requested by the Chairman and Chief Executive Officer.

2.	Separation Payment & Related Benefits. Subject to: (i) your signing the Supplemental General Release and it becoming effective as set forth in paragraph 12, (ii) not being terminated for “Cause” as set forth in paragraph 17; and (iii) paragraphs 16 & 18 below, you will receive the following:

(a)	Severance Pay. Pursuant to the terms of the Company’s Senior Executive Severance Plan (“Severance Plan”), you will receive severance pay in the total gross amount of $1,923,332.00 (which is equal to one hundred and four (104) weeks of your annual base salary in effect as of the date of this Letter Agreement), less applicable withholdings and deductions, to be paid at regular payroll intervals according to your current pay schedule and shall continue until the last pay period prior to March 15, 2009, provided, any remaining payments due on or after the last pay period prior to March 15, 2009 will be paid in the pay period immediately prior to March 15, 2009. During this period you will not be an employee of the Company and will not be entitled to any other payment or benefits not specifically provided for in this Letter Agreement. Your severance pay will be so paid according to this schedule notwithstanding your commencement of Other Employment (as defined below).

(b)	Benefits Continuation. Pursuant to the Severance Plan, you will be eligible to receive Company-subsidized medical and dental plan benefits and Company-paid life insurance equal to one times base pay for up to fifty-six (56) weeks following your Separation Date (“Benefits Continuation”). If you obtain employment, including but not limited to self-employment, outside the Company or otherwise provide services to a person or entity prior to the end of the fifty-six (56) week period following your Separation Date (collectively, “Other Employment”), your Benefits Continuation will cease as of the date you begin Other Employment. Benefits Continuation is contingent on your making all the required contributions for similarly situated executives and is subject to the terms and conditions of the applicable benefit plans as they exist or may change for similarly situated executives from time to time and in accordance with applicable law. The Benefits Continuation coverage period shall be counted against your applicable COBRA coverage period. Under separate cover and within approximately 7-10 days following your Separation Date you will be provided with additional information about your Benefits Continuation coverages. If you have questions about your benefits you may call the HR Service Center at 1-800-897-9700 and speak with a representative.

(c)	Performance Share Program. Under the terms of the Performance Share Program (PSP), you will forfeit all outstanding awards. As of the date of this Letter Agreement, you will not be eligible for any additional PSP awards.

(d)

Vesting of Stock Options. As of the date of this Letter Agreement, you will not be eligible for any additional stock option grants. Any Bristol-Myers Squibb Company stock options granted to you prior to the date of this Letter Agreement will continue to vest in accordance with the terms of the applicable plans during the period of your employment with the Company. All stock options granted to you will be subject to the terms and conditions of the Bristol-Myers Squibb Company 1997 Stock Incentive Plan, the Bristol-Myers Squibb Company 2002 Stock Incentive Plan and the Bristol Myers Squibb 2007 Stock Award and Incentive Plan, as appropriate. Effective upon your Separation Date, provided you sign and do not revoke the Supplemental General Release, any stock options granted to you by the Company and outstanding for one (1) year as of your Separation Date will become 100% vested and you will have three (3) months to exercise all such stock options (subject to termination based on the applicable plan provisions and unless you are discharged for Cause pursuant to paragraph 17 below). All other stock options held less than one (1) year from your Separation Date will lapse and be forfeited. For stock options subject to a share price appreciation threshold, that threshold will remain in effect. To exercise your stock options, if any, or for further information regarding stock options you will need to contact Smith Barney, the Company’s stock plan administrator, at 1-866-BMS-STOC or 1-212-615-7071 or log on to their website at www.benefitaccess.com. If you need further assistance, or have any questions regarding your stock option grants, you can send an e-mail to stockoption.admin@bms.com or you can contact the Company’s Stock Plan Administrator at 1-212-546-5719.

(e)	Restricted Stock/Restricted Stock Unit. Effective upon your Separation Date, provided you sign and do not revoke the Supplemental General Release, any restricted stock/restricted stock unit awards that have been held for at least one (1) year from the grant date as of your Separation Date are eligible for pro-rata vesting on any unvested portion of such award. All grants held less than one (1) year from your Separation Date will lapse and be forfeited. As of the date of this Letter Agreement, you will not be eligible for any additional restricted stock unit awards. All restricted stock/restricted stock units that have been granted to you are subject to the applicable equity plans under which such awards were granted, and the applicable award agreements thereunder. For further information regarding restricted stock/restricted stock units awards, you will need to contact Cathy Obradovich at (212) 546-5057 or send her an e-mail at cathy.obradovich@bms.com.

(f)	Outplacement. You will be eligible for outplacement services that are in effect for executives at your level as of your Separation Date.

(g)	Performance Incentive Plan (PIP). Under the terms of the Performance Incentive Plan (“PIP”), you will be eligible to receive a full-year 2007 bonus payment, and the payment amount, if any, will be subject to the sole determination and discretion of the Compensation and Management Development Committee of the Company. You will not be eligible to receive a bonus payment for participation in 2008.

(h)	Non-qualified Pension Benefits. Any benefit that would be payable to you from any non-qualified pension or profit sharing-plans shall be paid in accordance with the terms of the respective non-qualified pension or profit sharing-plan and the timing of such payment(s) shall comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(i)	Deferred Compensation. You will receive a single, lump-sum payment of your deferred bonus, consistent with your distribution election. This payment will be made six (6) months following your Separation Date in compliance with Code Section 409A.

(j)	Relocation Back to the United Kingdom. If you relocate back to the United Kingdom prior to March 15, 2009, and you have satisfied the other conditions set forth in this Letter Agreement, the Company will provide you with return move assistance, in accordance with the terms and conditions of the relevant Company policies regarding relocation. Such expenses shall be reimbursed no later than March 15, 2009, provided that documentation of expenses incurred by you is received by the Company in a form acceptable to the Company and no later than January 15, 2009.

3.	Waiver of Other Benefits. You acknowledge that, by entering into this Letter Agreement, except as set forth herein, you are waiving all benefits for which you would be otherwise eligible under the terms of any existing Company severance plan, program or policy, or any separate agreement provided to you by the Company, including, but not limited to, the Change in Control Agreement effective January 1, 2008. You further acknowledge and agree that the total payments and benefits set forth herein are in excess of any payments and benefits that you might otherwise be eligible to receive and are valuable consideration for you to enter into this Letter Agreement.

4.	Perquisites. The Company will reimburse you for tax preparation services applicable to calendar year 2007, not to exceed the allowable cap under the program; provided that such services must be completed by December 31, 2008 and your request for reimbursement received by the Company from you within thirty (30) days thereafter, and the Company shall make such reimbursement to you prior to March 15, 2009. You will not be eligible for tax preparation services applicable to calendar year 2008. Your entitlement to any other executive perquisites received during your employment with the Company, if any, will cease as of your Separation Date to the extent not otherwise ceased prior thereto or described separately herein.

5.	Internal Revenue Code Section 409A.

(a)

To the fullest extent applicable, amounts and other benefits payable under this Letter Agreement are intended to be exempt from the definition of “nonqualified deferred compensation” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) in accordance with one or more of the exemptions available under the final Treasury regulations promulgated under Code Section 409A (“409A Regulations”)(collectively, Code Section 409A and the 409A Regulations are herein after referred to as “Section 409A”) and, to the extent that any such amount or benefit is, or becomes subject to, Section 409A due to a failure to qualify for an exemption from the definition of nonqualified deferred compensation in accordance with Section 409A, this Letter Agreement is intended to comply with the applicable requirements of Section 409A with respect to such amounts or benefits. To the extent possible, this Letter Agreement shall be interpreted and administered in a manner consistent with the foregoing statement of intent.

(b)	If you notify the Company, in writing, (with specificity as to the reason therefore) that you believe that any provision of this Letter Agreement (or payment, benefit payable or any award of compensation, including equity compensation therein) would cause you to incur any additional tax or interest under Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with you, use its best efforts to amend the Letter Agreement to modify such provision to comply with Section 409A or any of the exemptions under Section 409A. To the extent that any provision hereof is modified in order to comply with Section 409A or the exemptions under Section 409A, such modification shall be made in good faith and to the extent reasonably practical, shall be consistent with the original intent of, and maintain the economic benefits provided to you and the Company, under the Letter Agreement without violating Section 409A.

(c)	Notwithstanding anything in this Letter Agreement or elsewhere to the contrary, if you are a Specified Employee (as defined in Treas. Reg. Section 1.409A-1(h)(6)(i)) on your Separation Date and the Company reasonably determines that any amount or other benefit payable to you under this Letter Agreement constitutes nonqualified deferred compensation and the payment of such amount or other benefit in accordance with the terms of the Letter Agreement will subject you to “additional tax” under Code Section 409A(a)(1)(B) (together with any interest or penalties imposed with respect to, or in connection with, such tax, a “409A Tax”), then the payment of such amount or benefit shall be postponed to the first business day of the seventh month following your Separation Date or, if earlier, the date of your death (the “Delayed Payment Date”). You and the Company may agree to take such other actions to avoid the imposition of a 409A Tax at such time and in such manner as permitted under Section 409A. In the event that this paragraph 5(c) requires a delay in the payment of any amount, then such amount shall be accumulated and paid in a single lump sum on the Delayed Payment Date.

(d)	In no event whatsoever (as a result of paragraph 5(a), (b) or (c) above or otherwise) shall the Company be liable for any 409A Tax that may be imposed on you by Section 409A, or otherwise, or any damages for failing to comply with Section 409A or the provisions of this paragraph 5(a) (b) or (c).

6.	Accrued Obligations. Promptly after the Separation Date, you will be paid for accrued, unused vacation days if any, based on your base salary in effect as of the Separation Date, plus any accrued but unpaid base salary and any unreimbursed business expenses entitled to reimbursement in accordance with Company policies.

7.	Other Company Property. On or before your Separation Date, you agree to return all property belonging to the Company or its affiliates (including, but not limited to any Company laptop or computers, and other equipment, documents and property belonging to the Company). You will not retain copies of any Company property.

8.	Non-Competition. During the period of your employment with the Company and for a period of one (1) year following your Separation Date, you will not in any way directly or indirectly own, manage, operate, control, accept employment or a consulting position with or otherwise advise or assist or be actively connected with, or have any financial interest in, directly or indirectly, any entity that engages or intends to engage in any Competing Business anywhere in the world. “Competing Business” means any business or other enterprise substantially similar to, or competitive with, the business of the Company or any of its affiliated companies. It is understood that ownership of not more than one percent (1%) of the equity securities of any Competing Business shall in no way be prohibited pursuant to the foregoing provisions. Questions regarding whether an assignment may be counter to this limitation must be brought to the attention of the General Counsel of the Company, and any waiver and/or modification of these obligations must be in writing and signed by you and an authorized officer of the Company.

9.	Non-Solicitation. For a period of one (1) year period following your Separation Date, you agree that you will not in any way, directly or indirectly on your own or as an agent, employee or officer of any corporation, employ, solicit for employment, engage as a consultant, retain in any capacity, or advise or recommend to any other person that they employ, solicit for employment, engage as a consultant or retain in any capacity, any person employed at the time by the Company, or any of its affiliates, parent companies and subsidiaries. The forgoing shall not prohibit you from general advertising not targeted at employees of the Company or from providing a reference upon request as to a person or entity so long as you have no business relationship with the person or entity that you are providing a reference to.

10.

General Release. In exchange for the valuable consideration set forth herein, you hereby waive any and all rights to sue and/or make any claims against Bristol-Myers Squibb Company, and any affiliates, parent companies and subsidiaries, and its and their past, present and future officers, directors, employees, agents, employee benefit plans and their administrators and fiduciaries and its and their successors and assigns, (collectively the “Released Parties”) based upon any act or event occurring prior to the Effective Date of this Letter Agreement. Without limitation, you specifically release the Released Parties from any and all such claims arising out of your employment and separation from the Company, whether known, or unknown, including, but not limited to, claims under the Change in Control Agreement, claims based on discrimination under federal anti-discrimination laws such as Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment

Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Equal Pay Act, the Worker Adjustment Retraining Notification Act, the Family Medical Leave Act, claims under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (including, without limitation, claims for interference with your rights to benefits under section 510 of ERISA), the Fair Labor Standards Act, the Fair Credit Reporting Act and/or any entitlement under any company program or plan, including for wages or other paid leave, and any and all federal, state and local fair employment practice laws, disability benefits law, and any other employee or labor relations statute, and any duty or other employment related obligation, tort, breach of contract, emotional distress, negligence, discrimination, harassment, retaliation, claims for monetary or equitable relief, punitive and compensatory relief and attorney’s fees and costs. Except for those claims, causes of action or rights explicitly excluded from this General Release, you agree that you will never accept anything of value from a lawsuit, administrative complaint, or charge of any kind filed with any court, governmental or administrative agency or arbitrator concerning any claim, issue or matter relating to or arising out of any interaction with the Company prior to the parties’ execution of this Agreement. You further represent and agree that you will immediately notify the Company if you have filed or pursued any complaints, charges or lawsuits with any court, governmental or administrative agency or arbitrator against the Released Parties asserting any claims that are released in this general release (the “General Release”).

11.	Claims Not Subject to General Release. You are not giving up any claims for any accrued, vested benefits under any employee benefit or pension plan of the Company, subject to the terms and conditions of such plan and applicable law. You are not giving up your right to appeal a denial of a claim for benefits submitted under your medical or dental coverage, life insurance or disability income program maintained by the Company. Further, you are not giving up your right to file a claim for unemployment insurance benefits nor your rights, if any, to file a claim for workers’ compensation insurance benefits.

12.

Supplemental General Release. You will have five (5) business days after your Separation Date in which to sign the Supplemental General Release, attached to this Letter Agreement as Exhibit 1 and deliver it to the Office of the General Counsel, Bristol-Myers Squibb Co., 345 Park Avenue, New York, New York 10154. This Supplemental General Release may not be signed and will not be accepted or become effective if signed before your Separation Date. After you sign the attached Supplemental General Release, you will have seven (7) days to revoke your signature. Provided you do not sign it prior to your Separation Date and do not revoke your signature, the Supplemental General Release will become effective on the eighth (8th) day after you sign it (“Effective Date”) at which point you will receive and/or be eligible for the benefits set forth in paragraph 2 of this Letter Agreement, subject to the terms and conditions specified therein and as otherwise set forth in this Letter Agreement. The Company advises you to consult with an attorney (at your own expense) before signing the Supplemental General Release.

13.	Employee Confidentiality Obligation. You may not make use of confidential or proprietary information concerning the Company’s business or affairs, of any nature, that is not otherwise a matter of public record. This obligation continues after the termination of your employment and remains in effect regardless of whether you sign this Letter Agreement. In addition, for a one (1) year period after your Separation Date, you agree that you will not advise, counsel, or otherwise assist (as an employee, consultant or any other capacity), any company, entity or third-party seeking to directly or indirectly purchase, acquire, invest in and/or gain a controlling voting interest in the Company. Nothing in this paragraph is intended to prohibit or restrict you in any way from providing truthful information concerning your employment or the Company’s business activities to any government, regulatory or self-regulatory agency or pursuant to a valid subpoena issued by a court of competent jurisdiction.

14.	Non-Disparagement. You agree that you will not disparage or encourage or induce others to disparage the Company or any of its employees, officers, directors or products. For purposes of this Letter Agreement, the term “disparage” includes without limitation, comments or statements to the press and/or media, the Company’s employees, and/or to any individual, customer, client or entity which whom the Company has a business relationship if such statement would adversely affect in any manner the conduct of the business of the Company and/or the business reputation of the Company or its employees. Nothing in this paragraph is intended to prohibit or restrict you from providing truthful information concerning your employment or the Company’s business activities to any government, regulatory or self-regulatory agency or pursuant to a valid subpoena issued by a court of competent jurisdiction.

15.	Cooperation. From time to time, the Company finds it necessary or advisable to contact former employees to discuss matters about which they might have knowledge that are relevant to ongoing legal matters of the Company or are otherwise related to their employment period. Accordingly, you agree that you will cooperate in all reasonable respects and generally make yourself available to give testimony, speak with counsel representing the Company, and provide assistance in connection with any litigation, arbitration, proceedings, government hearing or investigation involving the Company or any other matter that relates to your employment period. The Company agrees to provide you with reasonable access to relevant documents and materials related to the request for cooperation. The Company will, to the extent feasible, use reasonable business efforts to provide you with reasonable notice in the event your assistance is required. In connection with your testimony, cooperation and assistance with legal matters, any requests by you to the Company for the advancement of reasonable legal fees and expenses and/or indemnification for any legal matters will be considered by the Company and determined in accordance with the Company’s applicable By-laws, Board resolutions and Delaware law.

16.

Material Breach. You understand that a breach by you of paragraphs 8, 9, 13, 14 and/or 15 would be a material breach of your obligations under this Letter Agreement. Accordingly, if any severance payments have been provided to you under the terms of this Letter Agreement, in addition to, and not instead of, the Company’s other remedies, you shall be required to immediately, upon written notice from the Company, return the payment paid by the Company hereunder, less the greater of (a) $10,000 or (b) 10% of the payment paid by the Company hereunder. You agree that if you are required to return said payment, this Letter Agreement shall continue to be binding on you, the Company shall be entitled to enforce the provisions of this agreement as if the payments had not been repaid to the Company, and the Company shall have no further payment obligations under this Letter Agreement. The Company shall have no automatic right to repayment if you were to challenge the ADEA waiver only.

17.	Termination of Letter Agreement for Misconduct. Your employment status prior to the Separation Date as defined in this Letter Agreement may be terminated by the Company prior to the Separation Date if you are discharged for “Cause.” “Cause” is defined as engaging in failure to substantially perform your duties with the Company (except where the failure results from disability); or severe misconduct or activity deemed detrimental to the interests of the Company. This may include, but is not limited to, acts involving dishonesty, violation of Company policies (such as those relating to alcohol or drugs, etc.), violation of safety rules, disorderly conduct, discriminatory harassment, unauthorized disclosure of Company confidential information or the entry of a plea of nolo contendere to, or the conviction of, a crime. The determination of “Cause” for your discharge shall be solely at the discretion of the Company and shall be conclusive and binding on all parties. If you are discharged for “Cause,” this Letter Agreement shall be void and you shall not be entitled to any of the additional compensation and benefits provided pursuant to this Letter Agreement.

18.	Forfeiture and Clawback. In the event that a determination by the Compensation and Management Development Committee of the Company (“CMDC”), is made following your Separation Date that you, while employed, engaged in willful misconduct or activity deemed detrimental to the interests of the Company, including violation of any federal securities or other law or the Company’s Standards of Business Conduct and Ethics, the CMDC shall have the right, upon written notice given to you, to forfeit your right to receive the payments and property due under paragraphs 1 & 2 of this Letter Agreement, and require you to refund to the Company within thirty (30) days of such written demand any payments or property (other than $10,000) paid to you under paragraphs 1 & 2 of this Letter Agreement prior to such determination (or the value thereof, including the profit you made on the exercise of stock options), provided that your forfeiture and refund obligation under this paragraph 18 shall not apply to any payments or property to which you would have been otherwise entitled had your employment with the Company been terminated for any of the reasons described in this sentence. Nothing in this paragraph 18 shall be deemed to be violated by any action or inaction taken with the express approval, or at the express direction, of the Board of Directors of the Company or a committee thereof, including, but not limited to, the CMDC. Any determination by the CMDC under this paragraph 18 shall be made in good faith and in its sole discretion.

19.	Enforceability of Letter Agreement. If at any time after the Effective Date of this Letter Agreement any provision is held to be illegal, void, or unenforceable, that provision will have no force and effect. However, the illegality or unenforceability of that provision will not have any effect on, and will not impair the enforceability of, any other provision of this Letter Agreement. However, if a court of competent jurisdiction finds that the General Release is illegal and/or unenforceable, you agree to execute a General Release that is legal and enforceable.

20.	Amendment/Waiver. No provision in this Letter Agreement may be amended unless such amendment is agreed to in writing and signed by you and an authorized officer of the Company. No waiver by either party of any breach by the other party of any condition or provision contained in this Letter Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by you or an authorized officer of the Company, as the case may be.

21.	Supersedes All Prior Agreements. You acknowledge and agree that this Letter Agreement supersedes any and all other prior agreements entered into between you and the Company with regard to your employment or separation from the Company, including, but not limited to, the Change in Control Agreement effective January 1, 2008, provided, however, the confidentiality agreement and any other intellectual property agreement between you and the Company shall remain in full force and effect. You also represent and agree that, in signing this Letter Agreement, you are not relying on any promises or representations not contained within this Letter Agreement and acknowledge that you are not entitled to any other compensation or benefits from the Company except as otherwise expressly provided for herein.

22.	No Mitigation; No Offset. In no event will you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable under this Letter Agreement. There will be no offset by the Company against your entitlements under this Letter Agreement for any compensation or other amounts (other than as provided herein or in any benefit plan with regard to employee benefits) that you earn from subsequent employment or engagement of your services.

23.	Successors and Assigns. Except as otherwise expressly provided herein, this Letter Agreement will be binding upon and inure to the benefit of the parties and their respective successors, heirs (in your case) or assigns.

24.	Counterparts. This Letter Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

25.	Effectiveness. By signing this Letter Agreement, you acknowledge that you have been given twenty-one (21) days to consider and sign. You further acknowledge that you have seven (7) days after signing it to revoke your signature and that provided you do not revoke your signature, it will be effective (the “Effective Date”). To revoke your signature, you must notify the Company in writing within seven days of the date you signed this Letter Agreement. Such notice must be delivered by 5:00 p.m. of the seventh day and addressed to Bristol-Myers Squibb Company, Office of the General Counsel, 345 Park Avenue, NY, NY 10154. In the event that you do not sign this Letter Agreement or if you revoke your signature, you will not be entitled to the payments and benefits set forth above.

YOUR SIGNATURE BELOW ACKNOWLEDGES THAT YOU HAVE READ THE ABOVE, UNDERSTAND WHAT YOU ARE SIGNING, AND ARE SIGNING IT VOLUNTARILY AND ACTING OF YOUR OWN FREE WILL. YOU UNDERSTAND THAT, IF ANY PROVISION OF THIS LETTER AGREEMENT IS FOUND TO BE INVALID OR UNENFORCEABLE, IT WILL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF ANY OTHER PROVISION. YOU FURTHER AGREE THAT THIS LETTER AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW RULES. YOU ALSO ACKNOWLEDGE THAT THE COMPANY HAS ADVISED AND HEREBY ADVISES YOU IN WRITING TO CONSULT WITH AN ATTORNEY AND OTHER ADVISORS OF YOUR CHOICE PRIOR TO SIGNING THIS DOCUMENT.

Please indicate your acceptance of this Letter Agreement by signing and returning it to me.

Very truly yours,

/s/ Anthony McBride
Anthony McBride
Senior Vice President, Human Resources Bristol-Myers Squibb Company

/s/ Andrew Bonfield	Executed March 6, 2008
Andrew Bonfield

EXHIBIT 1

SUPPLEMENTAL GENERAL RELEASE

Supplemental General Release by Andrew Bonfield (“Mr. Bonfield”) in his capacity as an individual and on behalf of his heirs, executors, administrators, attorneys, agents, successors and assigns of all claims against Bristol-Myers Squibb Company, (the “Company”), and any affiliates, parent companies and subsidiaries, and their past, present and future officers, directors, employees and agents (collectively the “Released Parties”).

In exchange for the payments and other consideration set forth in paragraph 2 of the Letter Agreement between Mr. Bonfield and the Company dated March 5, 2008, (the “Letter Agreement”), and other valuable consideration, Mr. Bonfield waives any and all rights to sue and/or make any claims against the Released Parties based upon any act or event occurring prior to the date of this Supplemental General Release. Without limitation, Mr. Bonfield specifically releases the Released Parties from any and all such claims arising out of his employment and separation from the Company, whether known, or unknown, including, but not limited to, claims under the Change in Control Agreement, claims based on discrimination under federal anti-discrimination laws such as Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Equal Pay Act, the Worker Adjustment Retraining Notification Act, the Family Medical Leave Act, claims under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (including, without limitation, claims for interference with your rights to benefits under section 510 of ERISA), the Fair Labor Standards Act, the Fair Credit Reporting Act and/or any entitlement under any company program or plan, including for wages or other paid leave, and any and all federal, state and local fair employment practice laws, disability benefits law, and any other employee or labor relations statute, and any duty or other employment related obligation, tort, breach of contract, emotional distress, negligence, discrimination, harassment, retaliation, claims for monetary or equitable relief, punitive and compensatory relief and attorney’s fees and costs. Except for those claims, causes of action or rights explicitly excluded from this Supplemental General Release, Mr. Bonfield agrees that he will never accept anything of value from a lawsuit, administrative complaint, or charge of any kind filed with any court, governmental or administrative agency or arbitrator concerning any claim, issue or matter relating to or arising out of any interaction with the Company prior to the parties’ execution of this Agreement. He further represents and agrees that he will immediately notify the Company if he has filed or pursued any complaints, charges or lawsuits with any court, governmental or administrative agency or arbitrator against the Released Parties asserting any claims that are released in this Supplemental General Release.

Mr. Bonfield acknowledges that he is not giving up any claims that arise after the Effective Date of this Supplemental General Release (as defined in paragraph 12 of the Letter Agreement), claims for enforcement of the Letter Agreement or claims for any accrued, vested benefits under any employee benefit or pension plan of the Company, subject to the terms and conditions of such plan and applicable law. Mr. Bonfield is further not giving up his right to appeal a denial of a claim for benefits submitted under his medical or dental coverage, life insurance or disability income program maintained by the Company. Mr. Bonfield is further not giving up his right to file a claim for unemployment insurance benefits, nor his rights, if any, to file a claim for workers’ compensation insurance benefits.

Mr. Bonfield agrees that this Supplemental General Release is an integral part of the Letter Agreement, and that all provisions of the Letter Agreement are thereby incorporated in this Supplemental General Release as if fully set forth herein. Mr. Bonfield acknowledges that this Supplemental General Release and the Letter Agreement constitute the full and complete understanding and agreement of the parties with respect to the subject matter hereof, and that neither may be modified except in writing and signed by Mr. Bonfield and an authorized officer of the Company. He agrees that if a court of competent jurisdiction finds that this Supplemental General Release is illegal and/or unenforceable, he agrees to executive a general release that is legal and enforceable. He further represents and agrees that, in signing this Supplemental General Release, he is not relying on any promises or representations not contained herein and acknowledge that he is not entitled to any other compensation or benefits from the Company except as otherwise expressly provided for herein.

MR. BONFIELD’S SIGNATURE BELOW ACKNOWLEDGES THAT HE HAS READ THE ABOVE AND HAS HAD AT LEAST 21 DAYS TO CONSIDER THIS SUPPLEMENTAL RELEASE BEFORE SIGNING IT, UNDERSTANDS WHAT HE IS SIGNING, AND IS SIGNING IT VOLUNTARILY AND ACTING OF HIS OWN FREE WILL. HE UNDERSTANDS THAT IT WILL NOT BE EFFECTIVE IF IT IS SIGNED BY HIM PRIOR TO HIS SEPARATION DATE (AS DEFINED IN THE LETTER AGREEMENT). HE UNDERSTANDS THAT, IF ANY PROVISION OF THIS GENERAL RELEASE IS FOUND TO BE INVALID OR UNENFORCEABLE, IT WILL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF ANY OTHER PROVISION. HE FURTHER AGREES THAT THIS LETTER AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW RULES AND CONSENTS TO PERSONAL JURISDICTION IN NEW YORK, NEW YORK. HE ALSO ACKNOWLEDGES THAT THE COMPANY HAS ADVISED AND HEREBY ADVISES HIM IN WRITING TO CONSULT WITH AN ATTORNEY AND OTHER ADVISORS OF HIS CHOICE PRIOR TO SIGNING THIS DOCUMENT.

/s/ Andrew Bonfield	Executed Date: March 6, 2008
Andrew Bonfield